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                                                                       EXHIBIT 5



                                August 12, 1996

Buffets, Inc.
Suite 100
10260 Viking Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 13,864,500 shares of Common Stock, par value $.01 per share, of Buffets, Inc., a Minnesota corporation (the "Company"), the estimated maximum number of shares that may be issued by the Company in connection with a proposed merger of Country Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with and into Hometown Buffet, Inc., a Delaware corporation (the "Merger"), we have examined such corporate records and other documents, including the Registration Statement on Form S-4, dated the date hereof (the "Registration Statement") relating to such shares and the rights to purchase preferred stock that are attached to such shares ("Rights"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

     1. The Company is a corporation duly incorporated and existing under the laws of the State of Minnesota.

     2. Subject to approval of such issuance by the shareholders of the Company, all necessary corporate action on the part of the Company has been taken to authorize the issuance of the shares and Rights to be issued by the Company in connection with the Merger, and when such shares are issued pursuant to the Merger as contemplated by the Registration Statement such shares will be legally and validly issued and fully paid and nonassessable, with Rights attached thereto.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein.

                                   Very truly yours,



                                   FAEGRE & BENSON LLP